Exhibit 99.1

Spears and Associates, Inc.

8908 South Yale, Suite 440, Tulsa, Oklahoma 74137 (918) 496-3434 Fax (918) 496-0406

September 6, 2011

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, NY 10036

Dear Sirs,

We consent to (i) the reference to our Firm in the Registration Statement on Form S-1 of FTS International, Inc. and in the prospectus that forms a part of the Registration Statement and to the statements therein to the effect that, based on data from our report, the total size of the hydraulic fracturing market, based on revenue, was estimated to be approximately $10.5 billion in 2009, $18.0 billion in 2010 and is estimated to be $22.5 billion in 2011 as set forth under the headings “Prospectus Summary—Industry Overview” and “Business—Industry Overview,” and (ii) to the filing of this consent as an exhibit to the Registration Statement.

In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Spears & Associates

By:	/s/ RICHARD B. SPEARS
Name:	Richard B. Spears
Title:	Vice President